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                                                                    EXHIBIT 23.4


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Boole & Babbage, Inc. that is made a part of the Registration Statement (Form S-4) and related Prospectus of BMC Software, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated October 24, 1997 with respect to this consolidated financial statements of Boole & Babbage, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                           /s/ ERNST & YOUNG LLP
San Jose, California
November 11, 1998